Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” in this Registration Statement (Form F-3) and related Prospectus of Baidu, Inc. for the registration of its debt securities and to the incorporation by reference therein of our reports dated March 31, 2017, with respect to the consolidated financial statements of Baidu, Inc., and the effectiveness of internal control over financial reporting of Baidu, Inc., included in its Annual Report (Form 20-F) for the year ended December 31, 2016, filed with the Securities and Exchange Commission.

/s/ Ernst & Young Hua Ming LLP

Beijing, People’s Republic of China

June 26, 2017